Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 24, 2023, except for the effects of the tables reflecting the impact of the revisions as of and for the year ended December 31, 2022, discussed in Note 15 (not presented herein) to the consolidated financial statements appearing under Item 8 of the Company's 2023 Annual Report on Form 10-K, as to which the date is March 29, 2024, relating to the consolidated financial statements of UTG, Inc. and Subsidiaries for the year ended December 31, 2023.
/s/ Armanino LLP
Armanino LLP
St. Louis, Missouri

March 29, 2024